EXHIBIT 99.1

BOSTON SCIENTIFIC, ADVANCED BIONICS PRINCIPALS
ANNOUNCE STRATEGIC ACCORD

BSC to assume sole control of Pain Management business and emerging indications program, Advanced Bionics principals to purchase Auditory business and drug pump program

Natick, MA (August 9, 2007) -- Boston Scientific Corporation (NYSE: BSX) today announced that it has entered into an agreement to amend its merger agreement with Advanced Bionics, which it acquired in 2004, eliminating shared management provisions and modifying the schedule of earnout payments.  The amendment grants Boston Scientific sole management and control of the Pain Management business, including the emerging indications program.  The Company also announced it has entered into definitive agreements to sell the Auditory business and drug pump development program to principals of Advanced Bionics.  The transactions must be approved by former Advanced Bionics shareholders who are entitled to earnout payments under the original merger agreement, and are subject to customary regulatory approvals.  The transactions are expected to close in January 2008.

Following the closing of the transactions, the parties have agreed to dismiss currently pending litigation between Boston Scientific and former Advanced Bionics shareholders.

The Pain Management business Boston Scientific will retain includes spinal cord stimulation technologies, as well as emerging technologies such as the bion® microstimulator, that will position the Company well in the broader neuromodulation field.  Boston Scientific currently has the number two overall market position in pain management.  The transaction provides a new schedule of consolidated, fixed earnout payments by Boston Scientific to former Advanced Bionics shareholders, consisting of $650 million payable upon closing in January 2008 and $500 million payable in March 2009.  The Advanced Bionics principals will acquire a controlling interest in the auditory and drug pump businesses for an aggregate payment of $150 million at closing.  The Company expects to record an estimated after-tax charge, primarily non-cash, of $360 million related to the transactions.

“We are excited about the immediate and long-term growth opportunities presented by neuromodulation as an integral part of the Company,” said Jim Tobin, President and Chief Executive Officer of Boston Scientific.  “We hope to replicate the success of the pain management technologies across a wide spectrum of indications, expanding our microelectronic capabilities and strengthening our leadership in neuromodulation and cardiac rhythm management.  The sale of the Auditory business and drug pump program is consistent with our previously announced objective of selling assets we do not consider core to our long-term strategy.”

“We are very pleased that Advanced Bionics will continue serving the needs of the hearing impaired, as an independent company,” said Jeff Greiner, currently head of the Neuromodulation Group at Boston Scientific and one of the principals purchasing the Auditory and drug pump businesses.  “Advanced Bionics has always been a pioneer in developing innovative cochlear implant technology to treat severely and profoundly deaf children and adults.  We look forward to building on our proud record of achievement in hearing health, and to further developing the implantable drug pump technology.”

Under the terms of the agreements, the Pain Management business and emerging indications program will operate as Boston Scientific Neuromodulation under the leadership of Michael Onuscheck, currently head of the Pain Management business.  The business will continue to be headquartered in Valencia, California.  The Auditory business and drug pump program will operate as Advanced Bionics under the leadership of Jeff Greiner, and will be headquartered in Valencia, California.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.  For more information, please visit: www.bostonscientific.com.

This press release contains forward-looking statements.  Boston Scientific wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, risks associated with product development and commercialization, clinical trials, intellectual property, regulatory approvals, competitive offerings, integration of acquired companies and separation of divested companies, Boston Scientific’s overall business strategy, and other factors described in Boston Scientific’s filings with the Securities and Exchange Commission.

CONTACT:	Paul Donovan
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508-667-5165 (mobile)
Media Relations
Boston Scientific Corporation

Dan Brennan
508-650-8538 (office)
617-459-2703 (mobile)
Investor Relations
Boston Scientific Corporation